Exhibit 99.1

Arcadia Biosciences (RKDA) Announces Fourth-Quarter and Full-Year 2021 Financial Results and Business Highlights

– Strong balance sheet entering 2022 –

– Expanded consumer product offerings in on-trend categories –

– Experienced CPG talent added throughout organization –

DAVIS, Calif. (March 30, 2022) – Arcadia Biosciences, Inc.® (Nasdaq: RKDA), a producer and marketer of innovative, plant-based health and wellness products, today released its financial and business results for the fourth quarter and full year of 2021.

“Arcadia had an unprecedented year of transition and entered consumer-focused categories for the first time” said Stan Jacot, president and CEO of Arcadia Biosciences. “The acquisitions from 2021 have positioned us to broaden our reach within the health and wellness sector, and there are significant opportunities to grow our business by accelerating the monetization of our GoodWheatTM portfolio, commercializing and scaling our food, beverage and body care consumer brands, and evaluating acquisition opportunities.

“In addition, we have made tremendous progress towards becoming a CPG-driven company and are well positioned to execute on our business strategy in 2022. Our strong leadership team has deep experience across many successful brands, and we have added new talent across the organization has been added to further enhance our CPG expertise.”

2021 Key Operating and Business Highlights

•
Arcadia Advances Progress for GoodWheat Launch. In the third and fourth quarters of 2021, Arcadia began preparing for a full-scale retail launch of five GoodWheat pasta SKUs in mid-2022, supported by a comprehensive, consumer-focused marketing campaign. Arcadia’s pasta products utilize proprietary GoodWheat grain as the sole ingredient, providing 4X the fiber of traditional pasta and 9g of protein per serving without sacrificing taste. The company made meaningful progress preparing GoodWheat pasta products for entrée into the consumer retail channel, including developing and testing consumer-preferred packaging.

•
Arcadia Acquires Portfolio of Beverage and Body Care Brands from The Parent Company. In Q2 of 2021, Arcadia acquired select assets of Lief and Zola®, including their portfolio of wellness brands from The Parent Company. The acquisition included popular consumer brands like Zola, a leading coconut water sourced exclusively with sustainably grown coconuts from Thailand; ProVaultTM, a CBD-infused sports performance formula providing effective support and recovery for athletes; SoulSpringTM, the top selling CBD-infused botanical therapy brand in the natural category; and Saavy Naturals®, a leading line of all-natural body care products. As part of the transaction, Arcadia gained access to distribution channels and relationships in more than 5,000 stores nationally, along with the Lief manufacturing operations, which occupy a 20,000 square foot, GMP-licensed, ISO-certified manufacturing facility.

•
Arcadia Assembles a Team of Experienced CPG Leaders. Throughout 2021, Arcadia hired several key senior executives with deep experience in the CPG industry to solidify its transition from agricultural biotechnology trailblazer to a dynamic consumer products company focused on products in on-trend categories with significant growth potential.

Belinda Yao joined the company in Q2 as vice president of operations in May 2021, overseeing supply chain manufacturing for the company, including demand planning, procurement and supplier relationships, order fulfillment, inventory management, logistics, customer service and data analytics. She is a former supply chain lead for The Dannon Company, Harmless Harvest and Zola.

In July 2021, Laura Pitlik joined Arcadia as chief marketing officer. A veteran CPG strategist, Pitlik launched the first national line of all-natural breads, Nature’s Pride, for Hostess Brands, and has deep expertise in the CPG industry, leading brands such as Dr Pepper, Wonder Bread and On The Border tortilla chips and salsas.

In Q4, Arcadia named Brian Schaffer as senior vice president of sales in November 2021. With a CPG pedigree that includes leadership roles at PepsiCo and Kellogg’s, Schaffer possesses comprehensive knowledge across categories, channels of trade and go-to-market systems. Throughout his extensive career, he has successfully developed and executed growth strategies for brands including Keebler Chips Deluxe, Cheez It, Gatorade, Tropicana, Quaker Foods & Snacks and On The Border tortilla chips and salsas.

And also in the third quarter, Arcadia began its search for a new CEO with deep experience running successful CPG organizations who would be able to leverage its innovation-oriented heritage, elevate its brands and further penetrate the consumer health and wellness categories.

The company expanded its roster of CPG talent beyond executive roles as well, attracting key individuals in finance and procurement positions who bring tenured experience from leading CPG companies.

•
Leading Consumer Food Industry Executive Joins Board. Debbie Carosella, a prominent consumer food industry executive, joined Arcadia’s board of Directors in February 2021. Carosella is the former CEO of Madhava Natural Sweeteners, a company that provides natural alternatives to refined sugars and artificial sweeteners. A recognized leader in the natural and organic food industry, she previously served as the senior vice president of innovation for Dean Foods/ WhiteWave Foods where she led the development of value-added brands across the company. Prior to that, Carosella was on the executive leadership team at ConAgra Foods where she was both a general manager and innovator for numerous brands in a multitude of food categories.

●
Arcadia Completes Sale of Bioceres Shares. In Q2, Arcadia successfully sold the Bioceres shares previously acquired as partial consideration for the 2020 sale of its partnership interest in Verdeca. With this sale and the up-front payments received at the time of the transaction, the company successfully monetized more than $27 million in cash from the sale of its interest in the HB4® drought tolerant soybean technology. Arcadia still retains further royalty rights up to $10 million upon commercialization of HB4.

●
$25.1 Million Private Placement Priced At the Market. In Q1 of 2021, Arcadia closed a private placement priced at-the-market with gross proceeds of $25.1 million. The funds were used for general corporate purposes, including building Arcadia’s family of consumer brands.

Recent Highlights

•
Arcadia Names Stan Jacot as CEO. In the first quarter of 2022, veteran consumer goods leader Stan Jacot joined Arcadia as chief executive officer. Jacot has an impressive track record of implementing transformational business strategies and profitably driving growth, most recently at Jane’s Dough Foods where he achieved a double-digit compound annual growth rate during his six-year tenure. Previously, Jacot held senior marketing and operations roles at Mission Foods, Borden Dairy Company, ConAgra Foods and Kellogg Company across the U.S. and Canada. Jacot was selected after a nationwide search to lead Arcadia through its next phase and drive aggressive growth for the company’s existing and emerging better-for-you consumer brands.

Arcadia Biosciences, Inc.

Financial Snapshot

(Unaudited)

($ in thousands)

	Three Months Ended December 31,				Years Ended December 31,
	2021	2020	% Favorable/ (Unfavorable)		2021	2020	% Favorable/ (Unfavorable)
			$	%			$	%
Total Revenues	2,171	7,130	(4,959)	(70)%	6,780	8,034	(1,254)	(16)%
Total Operating Expenses	15,975	(339)	(16,314)	(4812)%	42,306	20,812	(21,494)	(103)%
(Loss) Income From Operations	(13,804)	7,469	(21,273)	(285)%	(35,526)	(12,778)	(22,748)	(178)%
Net (Loss) Income Attributable to Common Stockholders	(9,282)	8,898	(18,180)	(204)%	(14,660)	(4,655)	(10,005)	(215)%

More detailed financial statements are included in the Form 8-K filed today, available in the Investors section of the company’s website under SEC Filings.

Revenues

Arcadia’s 2021 revenues were mainly related to the product sales of the newly acquired portfolio of wellness brands, in addition to sales of GoodWheat grain and GoodHemp seed. Arcadia’s revenues for 2020 were predominately comprised of license revenue generated from the transaction executed with Bioceres in November 2020. As expected, revenues from legacy sources continued to wind down during the year and revenues from GoodWheat and wellness products are poised for growth in 2022.

In the fourth quarter of 2021, revenues were $2.2 million, compared to $7.1 million in the fourth quarter of 2020. Annual revenues for 2021 decreased by $1.3 million compared to the same period of 2020. The quarter-over-quarter and annual results were largely driven by the non-recurring license revenue generated from Bioceres in 2020.

Operating Expenses

Operating expenses for the fourth quarter and year ended December 31, 2021, were $16.0 million and $42.3 million, compared to $(339,000) and $20.8 million for the fourth quarter and year ended December 31, 2020. Total operating expenses, which include cost of product revenues, research and development (R&D), and selling, general and administrative (SG&A) expenses, also included asset impairments in 2021. Impairments in the fourth quarter and year ended December 31, 2021, respectively, were $3.2 million and $3.3 million for intangible assets; $1.6 million and $1.6 million for goodwill; and $197,000 and $1.5 million for property and equipment. Operating expenses for 2020 included an $8.8 million gain on the sale of Arcadia’s membership interest in Verdeca.

Cost of product revenues was $3.8 million and $8.7 million in the fourth quarter and year ended December 31, 2021, an increase of $2.0 million and $3.5 million when compared to the prior year period. The increase is mainly due to product sales of the newly acquired portfolio of wellness brands, in addition to GoodWheat grain and GoodHemp seed sales. The increase was partially offset by lower inventory write-downs charged to cost of product revenues in 2021 than in 2020.

R&D spending of $561,000 and $3.9 million in the fourth quarter and year ended December 31, 2021 decreased by $1.4 million and $4.1 million compared to the same periods in 2020, primarily due to the increased focus on commercialization versus R&D activities.

SG&A expenses of $6.2 million and $22.9 million for the fourth quarter and year ended December 31, 2021 were $1.4 million and $6.5 million higher than for the fourth quarter and year ended December 31, 2020, primarily the result of increased selling expenses and other general and support costs related to the acquired brands, as well as acquisition-related investment banker success fees, legal diligence and transaction fees. Commercial and marketing personnel and consulting activities were also increased in preparation for new product and channel launches.

Cost of product revenues was $2.0 million and $3.5 million higher in the fourth quarter and year ended December 31, 2021 when compared to the fourth quarter and year ended December 31, 2020. The increase is mainly due to product sales of the newly acquired portfolio of wellness brands, in addition to GoodWheat grain and GoodHemp seed sales. The increase was partially offset by lower inventory write-downs charged to cost of product revenues during the year ended December 31, 2021. The write-downs in 2021 were primarily related to GoodHemp and GoodWheat, while the 2020 write-down mostly resulted from the destruction of hemp biomass that didn’t meet quality specifications.

Net Loss Attributable to Common Stockholders

Net loss for the fourth quarter of 2021 was $9.3 million, or a loss of $0.42 per share, compared to the $8.9 million of income recognized in the fourth quarter of 2020. Net loss for the year was $14.7 million, or ($0.69) per share, compared to the net loss of $4.7 million in 2020. Gains of $10.2 million were realized on the sale of Bioceres stock in 2021, and there were no similar realized gains during 2020. The change in the fair value of the common stock warrant liabilities for the year was a non-cash gain of $8.9 million in 2021 and $6.6 million in 2020, the difference driven by additional warrant shares outstanding and a lower ending stock price as of December 31, 2021.

Conference Call and Webcast

The company has scheduled a conference call for 4:30 p.m. Eastern (1:30 p.m. Pacific) today, March 30, to discuss fourth-quarter and annual financial results and key strategic achievements.

Interested participants can join the conference call using the following numbers:

U.S. Toll-Free Dial-In: +1-844-243-4690

International Dial-In: +1-225-283-0138

Passcode: 7975008

A live webcast of the conference call will be available on the “Investors” section of Arcadia’s website at www.arcadiabio.com. Following completion of the call, a recorded replay will be available on the company’s investor website.

About Arcadia Biosciences, Inc.

With origins as a trailblazing developer of science-based approaches to enhancing the quality and nutritional value of crops and food ingredients, Arcadia Biosciences (Nasdaq: RKDA) is now a producer of innovative, plant-based health and wellness products, which include GoodWheat™, Zola® coconut water, ProVault™, SoulSpring™ and Saavy Naturals®. The company’s growing number of innovative offerings are designed to enhance quality and health benefits in an array of consumer product categories. For more information, visit www.arcadiabio.com.

Safe Harbor Statement

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release and the accompanying conference call contain forward-looking statements about the company and its products, including statements relating to the company’s growth, financial success and commercialization of products. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the company’s and its partners’ and affiliates’ ability to develop and sell commercial products incorporating its traits and to complete the regulatory review process for such products; the company’s compliance with laws and regulations that impact the company’s business, including the sale of products containing CBD, and changes to such laws and regulations; the growth of the global wheat market; our ability to continue to make acquisitions and execute on divestitures in accordance with our business strategy or effectively manage the growth from acquisitions; the potential impact of COVID-19 on our business; and the company’s future capital requirements and ability to satisfy its capital needs. Further information regarding these and other factors that could affect the company’s financial results is included in filings the company makes with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” and additional information that will be set forth in its Form 10-K for the year ended December 31, 2021, and other filings. These forward-looking statements speak only as of the date hereof, and Arcadia Biosciences, Inc. undertakes no duty to update this information.

Arcadia Biosciences Contact:

T.J. Schaefer

ir@arcadiabio.com

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